Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2013, relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to the Board of Trustees and Shareholders of the Growth Equity Fund, Growth & Income Fund, Large-Cap Value Fund, Real Estate Securities Fund, Small-Cap Equity Fund, Social Choice Equity Fund, Stock Index Fund, International Equity Fund, Bond Fund and Money Market Fund constituting the TIAA-CREF Life Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," “Experts,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2013